Exhibit 99.1

For Immediate Release	Contact:	Denise Roche
The Ruth Group, Inc.
646 536 7008
Droche@theruthgroup.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR FISCAL 2006

Oldsmar, FL – February 28, 2007 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced fiscal 2006 financial results. Consolidated revenues for the fiscal year ended November 30, 2006 were approximately $17.2 million, up 19% from approximately $14.5 million for the fiscal year ended November 30, 2005. The revenue increase was primarily attributable to the successful repositioning of the core U-Cord® service and its associated price increase in December 2005 for newly enrolled clients, as well as an overall increase in the customer base over the prior year.

The Company reported a net loss in fiscal 2006 of approximately ($2.8 million), or ($0.24) per basic common share, compared to net income of approximately $1.0 million, or $0.09 per basic common share, in fiscal 2005. The net loss in fiscal 2006 is in part the result of a 46% increase in cost of sales and a 42% increase in marketing, general and administrative expenses in fiscal 2006 over fiscal 2005, partially offset by the 19% increase in revenue. In addition, the net loss consisted of certain expenses in 2006 including approximately $1.0 million for corporate re-branding and strategic corporate development; approximately $486,000 in research and development expenses relating to the Company’s development expenses of proprietary technology to collect, process and cryogenically preserve Plureon® Stem Cells (PSCs) collected from placenta; and the effect of an investment that was deemed permanently impaired and recorded as an impairment of assets in the amount of approximately $147,000.

The increase in cost of sales in fiscal 2006 was due to an increase in laboratory supplies and cord blood collection reimbursements, as well as the expenses associated with the Company’s introduction of U-Cord® service enhancements and increased expenses for client acquisition. The enhancements include return shipping by a medical courier for all new U.S. customers. The increase in expenses for lab supplies was due to the Company’s April 2005 implementation of a new processing methodology in accordance with newly established standards of the AABB. The new process utilizes closed-systems bags in place of vial storage. The increase in marketing, general and administrative expenses reflects the Company’s decision to enhance existing production procedures and quality systems. It also reflects the previously announced strategic initiatives to increase market share and achieve unit growth by strengthening the resources allocated to sales and marketing. This resulted in increased expenses for consumer advertising and increased expenditures related to corporate re-branding.

The Company recognized approximately $927,000 in licensee income for the fiscal year ended November 30, 2006, compared to approximately $613,000 for the fiscal year ended November 30, 2005. Licensee income for the twelve months ended November 30, 2006 included approximately $149,000 of non-recurring income recognized on the payment of the second installment for the India license agreement. The remaining $778,000 represents royalty income from license agreements outside the United States and the sale of sublicense agreements.

For the three-month period ended November 30, 2006, the Company’s revenues were approximately $4.4 million, compared to approximately $3.8 million for the three-month period ended November 30, 2005. The 16% revenue increase over the same 2005 period is primarily attributable to the effects of the previously described price increase for newly enrolling clients, as well as the overall increase in customer base over the prior year.

The Company reported a net loss for the three-month period ended November 30, 2006 of approximately ($927,000), or ($0.08 ) per common share-basic, compared to net income of approximately $142,000, or $0.01 per common share-basic, for the three-month period ended November 30, 2005. The net loss in the fourth quarter of fiscal 2006 is attributable in part to a 45% increase in cost of sales and a 35% increase in marketing, general and administrative expenses in the 2006 period versus the 2005 period, partially offset by the 16% increase in revenue.

The Company recognized approximately $292,000 in licensee income for the three months ended November 30, 2006, compared to approximately $255,000 for the three months ended November 30, 2005, an increase of 14% for the fourth quarter of fiscal 2006 versus the fourth quarter of fiscal 2005.

As of November 30, 2006, the Company had approximately $8.5 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

“Following nine consecutive quarters of profitability that extended from Q104 through Q106, the Company embarked on the next phase of our long-term strategic plan with keen focus on repositioning the U-Cord® service; expanding services and investing in growth of the business”, stated Mercedes Walton, Chairman and CEO. “We continue to believe that the near-term impact of our strategic growth initiatives on 2006 quarterly earnings will be offset over time by increased revenues from a superior-quality core product and enhanced market positioning. Looking ahead, Cryo-Cell is particularly excited about the prospect of leveraging our enhanced market position along with potential product portfolio diversification in 2007. We anticipate that expanded service may significantly advance the Company’s position as the differentiated industry leader in innovative stem cell solutions. “

“We believe that Cryo-Cell’s enhanced U-Cord® offering implemented in Q106 provides consumers with the highest accredited quality; most innovative and superior-value cord blood service available in today’s market. We also believe that Cryo-Cell’s demonstrated history of sustainable profitability along with the Company’s positive cash flow performance may combine with the longer-term benefits of our 2006 growth initiatives to reflect Cryo-Cell’s potential to achieve higher levels of success moving forward.” Ms. Walton continued, “During 2007, Cryo-Cell expects to fully leverage our solid competitive position and advanced strategic and operational platform to deliver increased shareholder value in the coming periods.”

The Company is encouraged by emerging public interest and awareness in newly emerging stem cells among both consumers and practitioners and believes potential related new service offerings may create advantages for Cryo-Cell to achieve sustainable market differentiation in the private family cord blood banking industry.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 135,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of our proposed service offering relating to placental stem cells and any potential service offerings relating to other types of stem cells, given that placental stem cells and such other new stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; need to complete certain developments, including completion of clinical validation and testing for commercialization of the process and the Company’s development of its final business and economic model in offering this service; the possibility of unanticipated costs relating to the commercial launch of the placental stem cell service offering; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.